Exhibit 99.2

Supernus Provides Business Update

Rockville, Md., November 14, 2016 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today provided the following business update.

Commercial Update

Third quarter 2016 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IMS, totaled 131,408, a 30.4% increase over the third quarter of 2015.

	Prescriptions
	Q3 2016	Q3 2015	Change %

Trokendi XR	99,049	75,104	31.9%
Oxtellar XR	32,359	25,666	26.1%

Total	131,408	100,770	30.4%

Source:  IMS

Net product sales for the third quarter of 2016 were $55.6 million, a 44.1% increase over $38.6 million in the same period last year.

	Net Product Sales ($mil.)
	Q3 2016	Q3 2015	Change %

Trokendi XR	$41.7	$29.9	39.4%
Oxtellar XR	$13.9	$8.7	60.1%

Total	$55.6	$38.6	44.1%

“Supernus achieved another quarter of strong growth in product prescriptions and net sales, which reflects the strong underlying demand for our epilepsy products,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “We are pleased with the progress we have made towards meeting our 2016 goals, reaching year-to-date net product sales of $149.0 million, a 48% increase over the same period last year.”

In August 2016, the Food and Drug Administration (FDA) granted tentative approval to the Company’s Supplemental New Drug Application requesting a label expansion for Trokendi XR to include prophylaxis of migraine headache in adults. The Company continues to prepare for and will be ready to launch the migraine indication soon after receiving full FDA approval.

Progress of Product Pipeline

Enrollment continues in both Phase III trials for SPN-810, which is currently in development for Impulsive Aggression in patients aged 6 to 12 years who have ADHD. As previously discussed, steps were taken this year to improve patient enrollment and retention. Preliminary results indicate that improvement has been made. The Company has partnered with an enrollment and retention agency to facilitate identifying, contacting, and prescreening appropriate patients for the clinical trials, and to assist in scheduling patients for their appointments and follow-up visits. In addition, the patient screening period for the Phase III trials has been lengthened, and increased education has been provided for site coordinators and caregivers about the trial protocol. The Company expects recruitment and retention to continue to improve as these steps become fully implemented. Enrollment is expected to continue into 2017.

Regarding SPN-812, currently in development for patients aged 6 to 12 years with ADHD, the Company announced in October positive topline results from its Phase IIb clinical trial in children with ADHD. The trial met its primary endpoint, demonstrating that SPN-812 at daily doses of 400 mg, 300 mg, and 200 mg achieved a statistically significant improvement in the symptoms of ADHD from baseline to end of study as measured by the ADHD Rating Scale-IV. All SPN-812 doses tested in the trial were well tolerated. Supernus plans to have an end-of-Phase II meeting with the FDA after which it will initiate Phase III clinical testing.

“Given all the data generated to date, we expect SPN-812 to be a differentiated ADHD product that is a highly effective non-stimulant with a tolerable side effect profile,” said Jack Khattar. “Our plan is to meet with the FDA and move forward as quickly as we can into a Phase III program.”

Operating Expenses

Research and development expenses in the third quarter of 2016 were $7.9 million, as compared to $9.1 million in the same quarter last year. This decrease is primarily due to the completion of enrollment in the Phase IIb trial for SPN-812. The Company expects research and development expenses to increase for the remainder of 2016. Total research and development expenses in 2017 are expected to range from approximately $50 million to $60 million and will depend on the timing of key research and development projects, including initiation of two Phase III studies for SPN-812 and patient recruitment in the Phase III trials for SPN-810.

Selling, general and administrative expenses in the third quarter of 2016 were $25.7 million, as compared to $22.9 million in the same quarter last year. The increase is primarily due to the continued efforts in support of the Company’s commercial products.

Capital Resources

As of September 30, 2016, the Company had $147.4 million in cash, cash equivalents, marketable securities, and long term marketable securities, as compared to $117.2 million at December 31, 2015. As of September 30, 2016, approximately $6.6 million of the Company’s six year, $90 million notes, bearing interest at 7.5% per annum, remain outstanding.

Recent Form 8-K Filing by Company

As discussed in the Form 8-K filed by the Company on November 14, 2016, the Company was unable to timely file its Quarterly Report on Form 10-Q (the “Quarterly Report”) for the three months ended September 30, 2016 due to an issue that has arisen concerning the accounting treatment of the $30 million royalty monetization transaction entered into by the Company in July 2014.  In addition, the Company will restate financial statements for the years ended December 31, 2014 and December 31, 2015, and the interim quarterly reports in those years beginning with the third quarter of 2014, and the interim quarterly reports for the first and second quarters in 2016.  At this time, all the changes necessary to restate the financial statements for these periods are not complete.  However, the Company does not expect the restatement to impact the Company’s net product sales, operating expenses, or capital resources for the periods ended December 31, 2014 and 2015. As discussed in this update, investors should refer to the Form 8-K for a complete discussion of the potential effects of the restatement.

Financial Guidance

As set forth in the Company’s Form 8-K filed on November 14, 2016, the Company’s current guidance for full year 2016 for net product sales, research and development (“R&D”) expenses and operating income is as set forth below:

•                  Net product sales in the range of $205 million to $210 million, compared to the previously expected range of $200 million to $210 million.

•                  R&D expenses in the range of $40 million to $44 million, compared to the previously expected range of $50 million to $55 million.

•                  Taking into consideration the anticipated effects of the restatement referred to above (approximately $4 million to $6 million) for the full year 2016, operating income would range from $46 million to $51 million. Excluding the anticipated effect of the restatement, operating income would range from $42 million to $47 million, compared to the previously expected range of $32 million to $37 million.

Cash generated from operations in the nine months ended September 30, 2016, was $37.6 million, as compared to $12.1 million in the same period last year.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the identification of additional information relevant to the ongoing accounting review; changes in the scope or focus of the accounting adjustments related to such review; the conclusions of the

Audit Committee (and the timing of the conclusions) concerning matters relating to the ongoing accounting review; the timing of the review by, and the conclusions of, the Audit Committee, the Board and the Company’s independent public accounting firm regarding the accounting review and the Company’s financial statements; the determination of additional adjustments for the periods to be restated; the risk that the completion and filing of the amended reports will take longer than expected; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com